EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between Mongolia Holdings, Inc., a Delaware corporation with its principal offices at 2300 W. Sahara Ave., Suite 800 Las Vegas, NV 89102 (the “Company”) and Bradley Siniscalchi (“Executive”), as of the 15th day of December 2015 The effective date of this agreement is February 28th 2015 (the “Effective Date”).  The Company and Executive may sometimes be referred to herein individually as “Party” and collectively as “Parties.”

Background

A.            The Company desires to employ Executive in such a manner as will reinforce and encourage the highest attention and dedication to the Company and in the best interest of the Company and its shareholders; and

B.            Executive is willing to serve the Company on the terms and conditions herein provided.

Terms and Conditions

In consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.             Employment.  The Company hereby employs Executive in the capacity of President, and Executive hereby agrees to accept such employment by the Company, upon the terms and conditions stated in this Agreement.

2.             Term.  The employment of Executive by the Company as provided in this Section will be for a term of three (3) years (the ‘“Term” or “Employment Period”) commencing on the Effective Date and expiring at the close of business on March 1, 2018.

3.             Duties.  Executive shall perform such services and duties as may be assigned to him from time to time by the Chief Executive Officer and the Board of Directors of the Company.  Executive shall devote his full working time, efforts and energies to the performance of his duties hereunder, which shall include managing the Hertz Equipment Rental business in Mongolia and other operational affairs of the Company.

4.             Compensation.

(a)           Salary:  The Company shall pay Executive for his services, a base salary, on an annualized basis, of $250,000.00 (Two Hundred Thousand Dollars) per annum for the period from the commencement date of Hertz Equipment Rental operations in Mongolia (the “Opening”).  Upon the first anniversary of the Opening, the base salary shall be increase to $275,000 per annum. Upon the second anniversary of the Spring Opening, the base salary shall be increase to $300,000 per annum. The base salary shall be payable by the Company in substantially equal installments on the Company’s normal payroll dates.  All applicable taxes on the base salary will be withheld in accordance with applicable federal, state and local taxation guidelines.

(b)

Bonus Compensation Criteria.  In addition to the Base Salary provided for above, the Company shall pay to Executive a one-time signing bonus, upon the Effective Date of this Agreement, equal to $25,000. The Company shall also pay to Executive as a cash bonus twenty-five percent (25%) of Executive’s annual Base Salary if during any year that executive is employed, any of the following occurs:

i.

The Company posts annual increase in gross revenues on a consolidated basis of at least $10,000,000;

ii.

An annual increase of the Company’s EBITA, including cash extraordinary items but before officer’s bonuses, on a consolidated basis for any year is at least $5,000,000.

(c)

Warrant Award:  In addition to the base salary described in paragraph 4(a) above, Executive shall receive warrants to purchase 700,000 shares of restricted common stock of the Company at a price equal to $1.00 a share for a period of 5 years from the date of this Agreement (the “Warrants”).  Of this award, 100,000 Warrants shall be issued and fully vested upon the Effective Date of this Agreement.  Issuance of the remaining 600,000 Warrants shall occur in 200,000 Warrant increments on each anniversary of the Effective Date, provided Executive is still employed by the Company on each of those respective dates, or will otherwise be forfeited.  The terms and conditions of this Warrant award shall be contained in an agreement to be executed by the Company and Executive and which will be awarded pursuant the Mongolia Holdings, Inc. Long Term Incentive Plan.

(d)           Raises:  Executive may receive increases in the base salary at the discretion of the Board of Directors of the Company, which increased base salary shall become the base salary for purposes of this Agreement.

5.             Vacations and Days Off.  Executive shall be entitled to a reasonable paid vacation of not less than twenty (20) business days each calendar year during the Term (prorated for the first calendar year), exclusive of holidays and weekends, which vacation shall be taken by Executive in accordance with the business requirements of the Company at the time and its vacation plans, policies and practices as applied to other officers of the Company then in effect relative to this subject.  Executive shall also be entitled to up to five (5) paid days off each calendar year for paternity leave and up to three (3) paid days off to attend the funeral of any member of Executive’s immediate family.

6.             Employment Facilities.  During the Employment Period, the Company shall provide, at its expense, appropriate and adequate office space, furniture, communications and word-processing equipment and supplies initially at Bayangol 4th khoroo, Jasrai Street 27/1, Ulaanbaatar 16051, Mongolia for hiring and training purposes, and later at more permanent rental facilities.

7.             Expenses and Services.  During the term of Executive’s employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive by reason of his employment, including travel and living expenses while away from home at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company and in effect when the expenses are incurred.

8.             Rights under Certain Plans.  During the term of Executive’s employment hereunder, Executive shall be entitled to participate in any employee stock ownership plans, 401k plans, health and dental insurance and other employee benefit plans and programs maintained by the Company applicable to other executive officers on the same basis as other executive officers of the Company.

9.             Confidential Information.  Executive and the Company agree that, upon executing this Agreement, the Company will provide Executive with its non-public, proprietary or confidential information (collectively, “Confidential Information”), including, without limitation, customer information, trade secrets, lists of suppliers and costs, technology, designs and other intellectual property and information concerning the business and operations of the Company and its Affiliates and other proprietary data or information, that is valuable, special and a unique asset of the Company and its Affiliates.   Executive will not retain or use such confidential information for his benefit, purposes or account or for any other person or entity.  Executive agrees not to disclose such confidential information, except as may be necessary in the performance of his duties, to any Person, nor use such confidential information, except as may be necessary in the performance of his duties, either (i) while employed; or (ii) within the later of three years immediately following his termination of employment or the three years immediately following expiration of this Agreement without renewal or replacement unless Executive has received the prior written consent of the Company.  Upon termination of Executive’s employment for any reason or upon a request, at any time, by the Company, Executive shall promptly destroy, delete, or deliver to the Company all drawings, manuals, letters, notebooks, customer lists, documents, records, equipment, files, computer disks or tapes, reports or any other materials relating to the Company’s business (and all copies) which are in Executive’s possession or under Executive’s control.

10.           Early Termination. Executive’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

(a)           Executive’s employment hereunder will terminate upon his death;

(b)           If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from his duties or unable to perform his full duties hereunder for a total of 90 days during any 12 month period (“Disability Period”), and within 15 days after written notice of termination is given (which may occur before or after the end of such 90 day period), shall not have returned to the performance of his full duties hereunder on a full-time basis, the Company may terminate Executive’s employment hereunder.

(c)           The Company may terminate Executive’s employment hereunder for Cause.  For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment hereunder upon (i) the willful and continued failure by Executive to substantially perform his duties hereunder (other than any such failure resulting from Executive’s incapacity due to physical or mental illness); (ii) the willful engaging by Executive in misconduct which is injurious or disparaging to the Company; or (iii) the conviction of Executive of any felony or crime of moral turpitude.  For purposes of this subsection (c), no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

(d)           Any termination of Executive’s employment by the Company or by Executive (other than termination pursuant to subsection (a) above) shall be communicated by written Notice of Termination to the other Party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(e)           “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated pursuant to subsection (b) above, 15 days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such 15 days period); (iii) if Executive’s employment is terminated at the expiration of the Term or any extension thereof, the last day of the Term or, if applicable, the last day of any extension; and (iv) if Executive’s employment is terminated for any other reason, the date the Notice of Termination is given.

11.           Compensation upon Termination or During Disability.  Upon termination of Executive’s employment hereunder or during any period of Executive’s physical or mental disability, Executive shall be paid as follows:

(a)           Executive shall continue to receive his annual base salary at the rate then in effect during any Disability Period provided, however, that such payments shall not continue beyond the earlier of (i) the end of the Term, or (ii) the Date of Termination of this Agreement by the Company pursuant to Section 10(e)(ii), provided that payments so made to Executive shall be reduced by the sum of the amounts, if any, payable to Executive under any disability benefit plans of the Company and which were not previously applied to reduce any such payment.  In addition, the Company shall reimburse Executive for any theretofore unreimbursed expenses which were incurred prior to the commencement of the Disability Period.  Any portion of the Stock Award set forth in Section 4(b) which is not then vested shall be forfeited.

(b)           If Executive’s employment is terminated by his death, the Company shall pay to Executive’s designated beneficiaries, or if he leaves no designated beneficiaries, to his estate, 25% of his annual base salary through the date of Executive’s death at the rate then in effect and any theretofore unreimbursed expenses and the Company shall have no further obligations to Executive under this Agreement.  Any portion of the Stock Award set forth in Section 4(b) which is not then vested shall be forfeited.

(c)           If Executive’s employment shall be terminated for Cause, the Company shall pay Executive his annual base salary (but not the compensation described in Section 4(b)) through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to Executive under this Agreement.

(d)           If the Company shall (i) terminate Executive’s employment other than pursuant to Section 10(b) or 10(c) hereof then, in addition to reimbursement of  Executive for any theretofore unreimbursed expenses, the Company shall pay Executive, with no offset, an amount equal to the greater of (a) Executive’s annual base salary at the rate in effect at the time Notice of Termination is given, for the unexpired term of this Agreement and payment for any accrued, but unused vacation days hereunder; or (b) thee (3) months of Executive’s annual base salary at the rate in effect at the time Notice of Termination is given and payment for any accrued, but untaken vacation days hereunder.  Such payments to be made in a single lump sum within ten (10) days of the termination of this Agreement.

During the term of this Agreement Executive shall give the Company immediate notice of any change of address.

If Executive shall terminate his employment pursuant to Section 10(d), the Company shall pay Executive, in addition to reimbursement of any theretofore unreimbursed expenses, his full salary through the Date of Termination at the rate in effect on the date that Notice of Termination is received by the Company, plus payment for any accrued, but untaken vacation days hereunder and the Company shall have no further obligation to Executive under this Agreement.

12.           Non Compete.

Executive covenants that, without written consent of Company, for a period of one (1) year after the expiration or termination of this Agreement, regardless of the cause of termination, Executive shall not, either directly or indirectly, for himself or through, on behalf of, or in conjunction with any other person, partnership, corporation, limited liability company or other entity:

Employ or seek to employ any person who is at that time employed by Company, or by any other business of Hertz, or otherwise directly or indirectly seek to induce such person to leave his or her employment; or

Own, maintain, engage in, operate, conduct, solicit, have any interest in, or provide any advisory or operational assistance to any other equipment rental business similar to the Company:

Within the Area of Responsibility of the Company;

Within seventy-five (75) miles of the border of the Area of Responsibility;

Within the area of responsibility of any other Hertz System Operation;

Within a ten (10) mile radius of the border of the area of responsibility of any other Hertz System franchisee; or

Within a ten (10) mile radius of any Equipment Rental Business operated by the Company, Hertz or its Affiliates.

If Executive fails or refuses to abide by any of the foregoing covenants, and the Company or Hertz obtains enforcement in a judicial or arbitration proceeding, the obligations under the breached covenant will be tolled during the period(s) of time that the covenant is breached and/or the Company or Hertz seeks to enforce it, and will continue in effect for a period of one (1) year after the date of the order enforcing the covenant.

Executive acknowledges that Executive’s violation of the terms of this Paragraph 12 would result in irreparable injury to the Company and Hertz for which no adequate remedy at law may be available, and Executive, accordingly, consents to the issuance of an injunction prohibiting any conduct by Executive in violation of the terms of this Paragraph 12.  The Company and Hertz may further avail itself of any other legal or equitable rights and remedies which it may have under this Agreement or otherwise.

13.           Defined Terms.  For purposes of this Agreement, the terms set forth in this Agreement shall have the following meanings:

(a)           “Affiliate” shall mean any individual, corporation, unincorporated organization, trust or other form of entity controlling, controlled by or under common control with the Company.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such individual, corporation, unincorporated organization, trust or other form of entity, whether through the ownership of voting securities or otherwise.

(b)           “Person” shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, an incorporated organization or a government or political subdivision thereof.

14.           Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.  No waiver shall be binding unless executed in writing by the Party making the waiver.

15.           Limitation of Rights.  Nothing in this Agreement, except as specifically stated herein, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective permitted successors and assigns and other legal representatives, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any Party to this Agreement.

16.           Notices.  All notices given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by telecopy or similar facsimile means, by certified or registered mail (postage prepaid and return receipt requested), or by express courier or delivery service, addressed to the applicable Party hereto at the following address:

If to the Company:

Mongolia Holdings, Inc.

2300 W. Sahara Avenue

Suite 800

Las Vegas, NV 89102

Atten: Gary Kucher

+1.702.530.4645 Office

+1.702.977.8421 Fax

If to Executive:

Brad Siniscalchi

6004 Bayshore Drive

Stansbury Park, UT 84074

or such other address and number as either Party shall have previously designated by written notice given to the other Party in the manner hereinabove set forth.  Notices shall be deemed given when received, if sent by telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail.

17.           Inconsistent Obligations.  Executive represents and warrants that he is not subject to any undisclosed obligations inconsistent with those of this Agreement.

18.           Code Section 409A; Delay of Payments.  The terms of this Agreement have been designed to comply with the requirements of Code Section 409A, as amended, where applicable, and shall be interpreted and administered in a manner consistent with such intent.  Notwithstanding anything to the contrary in this Agreement, (i) if upon the date of Executive’s termination of employment with the Company, Executive is a “specified employee” within the meaning of Code Section 409A, and the deferral of any amounts otherwise payable under this Agreement as a result of Executive’s termination of employment is necessary in order to prevent any accelerated or additional tax to Executive under Code Section 409A, then the Company will defer the payment of any such amounts hereunder until the date that is six (6) months and one day following the date of Executive’s termination of employment with the Company at which time any such delayed amounts will be paid to Executive in a single lump sum, with interest from the date otherwise payable at the prime rate as published in The Wall Street Journal on the date of Executive’s termination of employment with the Company, and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A.

19.           Entirety and Amendments.  This instrument and the instruments referred to herein embody the entire agreement between the Parties, supersede all prior agreements and understandings, if any, relating to the subject matter hereof, and may be amended only by an instrument in writing executed by all Parties, and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

20.           Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Parties hereto and any successors in interest to the Company, but neither this Agreement nor any rights hereunder may be assigned by Executive or by the Company, except that the Company may assign this Agreement to an Affiliate.

21.           Governing Law and Venue.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada applicable to agreements made and to be performed entirely in Nevada, exclusive of any provisions of Nevada law which would apply the law of another jurisdiction.  The obligations and undertakings of each of the Parties to this Agreement shall be performable in Clark County, Nevada, and each Party agrees that if any action at law or in equity is necessary by the Company or Executive to enforce or interpret the terms of this Agreement, venue shall be in Clark County, Nevada.

22.           Cumulative Remedies.  No remedy herein conferred upon any Party is intended to be exclusive of any other benefits or remedy, and each and every such remedy shall be cumulative and shall be in addition to every other benefits or remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.  No single or partial exercise by any Party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

23.           Multiple Counterparts.  This Agreement may be executed and delivered by facsimile and in a number of identical counterparts, each of which constitute collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart.  This Agreement may be executed and delivered via facsimile.

24.           Descriptive Headings.  The headings, captions and arrangements used in this Agreement are for convenience only and shall not be deemed to limit, amplify or modify the terms of this Agreement, nor affect the meanings hereof.

25.           Severability.  The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law.  Accordingly, if any provision of this Agreement is held illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

Signatures

To evidence the binding effect of the covenants and agreements described above, the Parties hereto have executed this Agreement effective as of the Effective Date.

THE COMPANY:

Mongolia Holdings, Inc.

By:	/s/ Gary Kucher
Gary Kucher
CEO

EXECUTIVE:

/s/ Bradley Siniscalchi
Bradley Siniscalchi